Exhibit 11

                                                             Number of                    Basic        Diluted
                                                            Common and                   Weighted      Weighted
                                                         Common Equivalent    Days       Average       Average
Three months ending March 31, 1998                             Share       Outstanding   Shares        Shares
---------------------------------------------------------------------------------------------------------------
Common stock outstanding at January 1, 1998                  11,421,884           90  11,421,884
Issuance of Common Shares                                        86,432           82      78,749        78,749
Issuance of Common Shares                                       197,328           70     153,477       153,477
Issuance of Common Shares                                         2,561           65       1,850         1,850
Issuance of Common Shares                                         3,500           65       2,528         2,528
Issuance of Common Shares                                        20,000           55      12,222        12,222
Issuance of Common Shares                                           837           43         400           400
Issuance of Common Shares                                     2,300,000           37     945,556       945,556
Issuance of common shares                                         3,000            8         267           267
Issuance of common shares                                        22,458            2         499           499
Exercise of Options                                              10,000            8         889           889
                                                             ----------               ------------------------
       Total Primary Shares                                  14,068,000               12,618,320    12,618,320
                                                             ==========               ==========

Assumed Conversion of  Notes and Debentures                                                   --     5,212,319
Assumed Conversion of  Options and Warrants                                                   --       201,865
                                                                                      ------------------------
Primary Shares                                                                        12,618,320
                                                                                      ----------
Fully Diluted Shares                                                                                18,032,504
                                                                                                   -----------
      Net Income for the three months ended March 31, 1998                            $ 1,715,021  $ 1,715,321
      Interest Expense on Notes and Debentures                                                 --      888,000
                                                                                      ------------------------
                                                                                        1,715,321    2,603,321

      Basic Earnings per Share                                                        $      0.14
                                                                                      ===========

      Fully Diluted Earnings per Share                                                             $      0.14
                                                                                                   ===========


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